Exhibit 2.2

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Dated                13 November     2021

MANAGEMENT WARRANTY DEED

RELATING TO

THE SALE AND PURCHASE OF THE SHARES IN TIGER TOPCO 1 LIMITED

BETWEEN

(1) THE WARRANTORS (AS DEFINED HEREIN)

(2) THE PURCHASER (AS DEFINED HEREIN)

110 Bishopsgate, London EC2N 4AY

T: +44 20 7280 2000 F: +44 20 7280 2001

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TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	EFFECT	9

3.	WARRANTIES	9

4.	WARRANTORS’ REPRESENTATIVE	10

5.	PRESERVATION OF INFORMATION	11

6.	INSURANCE	11

7.	GENERAL	12

8.	ENTIRE AGREEMENT	13

9.	CONTINUING OBLIGATIONS AND ASSIGNMENT	13

10.	NOTICES	14

11.	AGENT FOR SERVICE	15

12.	INVALIDITY	15

13.	DELIVERY	16

14.	COUNTERPARTS	16

15.	GOVERNING LAW AND JURISDICTION	16

Schedule 1 Warranties		17

	Part 1 Organisation and Constitution	17

	Part 2 Accounts	18

	Part 3 Assets	20

	Part 4 Liabilities	21

	Part 5 Trading Arrangements	22

	Part 6 Compliance and Litigation	23

	Part 7 Intellectual Property	24

	Part 8 Information Technology	25

	Part 9 Officers and Employees	25

	Part 10 Pensions	27

	Part 11 Real Estate	28

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THIS DEED is made on                             13 November 2021 and made between:

(1)	The several persons whose names and addresses are set out in Schedule 3 to this Deed (together the “Warrantors” and each a “Warrantor”); and

(2)

SCI Bidco Limited, a company incorporated in Jersey, Channel Islands (registered number 139295) whose registered office is at Aztec Group House, 11-15 Seaton Place, St Helier, Jersey JE4 0QH (the “Purchaser”).

WHEREAS

(A)

On the date of this Deed, the Purchaser has entered into the Share Purchase Agreement with the Sellers and Tiger Financing pursuant to which the Sellers have agreed to sell and the Purchaser has agreed to purchase, the Shares.

(B)	In connection with the Purchaser entering into the Share Purchase Agreement, each Warrantor has agreed to give the Warranties and the Tax Covenant to the Purchaser on the terms set out in this Deed.

(C)

The Purchaser may only make a Management Warranty Claim or a Tax Covenant Claim if Completion occurs in accordance with the terms of the Share Purchase Agreement or as otherwise agreed between the Sellers and the Purchaser, in writing.

IT IS AGREED that:

1.	INTERPRETATION

1.1	The schedules form part of this Deed and have the same force and effect as if set out in the body of this Deed. Any reference to this Deed includes the schedules.

1.2

In this Deed, words and expressions defined and interpretations included in the Share Purchase Agreement have the same meanings and interpretations, unless otherwise defined herein or the context requires otherwise.

1.3	In this Deed:

ACAS	means the Advisory, Conciliation and Arbitration Service of the United Kingdom (including any predecessor, successor or replacement authority);

Accounts	means the consolidated audited annual accounts of the Group as at and for the financial year ended on the Accounts Date;

Accounts Date	has the meaning given to it in the Share Purchase Agreement;

Act	means the Companies Act 2006;

Anti-Corruption Laws	means:

(a)   the U.S. Foreign Corrupt Practices Act 1977, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented up to, and including, the date of this Deed (the “FCPA”);

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(b) the Bribery Act 2010;

(c) the Criminal Finances Act 2017; and

(d)   any law (including any: (X) statute, ordinance, rule or regulation; (Y) order of any court, tribunal or any other judicial body; and (Z) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(i) prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or advisor of such person; and/or

(ii)  is broadly equivalent to the FCPA and/or the Bribery Act 2010 or was otherwise intended to enact the provisions of the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions 1997 or which has as its objective the prevention of corruption;

Associates	has the meaning given to it in the Share Purchase Agreement;

Authorities	has the meaning given in paragraph 2.1 of Part 6 to Schedule 1;

Business	has the meaning given to it in the Share Purchase Agreement;

Business Day	means a day that is not a Saturday or Sunday or a public holiday in England, Luxembourg and the state of Michigan (United States of America);

Business Plan	has the meaning given to it in the Share Purchase Agreement;

Certificates of Title	has the meaning given to it in the Share Purchase Agreement;

Company	means Tiger Topco 1 Limited, a company incorporated in England and Wales with registration number 10500425;

Consideration	has the meaning given to it in the Share Purchase Agreement;

Covid-19 Pandemic	has the meaning given to it in the Share Purchase Agreement;

Crystallisation Date	has the meaning given in paragraph 2.2 of Schedule 2;

Data Protection Authority	means any regulatory body responsible for supervising and enforcing Data Protection Legislation;

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Data Protection Legislation	means any law applicable from time to time relating to the processing of personal data and/or privacy, including without limitation: (a) the Privacy and Electronic Communications (EC Directive Regulations) 2003; (b) the UK Data Protection Act 2018 and the General Data Protection Regulation (EU 2016/679) (the “GDPR”) and the UK’s retained EU law version of the GDPR (the “UK GDPR”);

Data Room	means the virtual data room named “Project Jaguar” hosted by Intralinks, Inc as at 00:04 on 13 November 2021;

Data Room USBs	means the two identical USBs containing the documents, correspondence and other information provided in the Data Room as at 16:00 on 12 November 2021 (the contents of each of which has been agreed by or on behalf of the Warrantors’ Representative and the Purchaser);

Determined	has the meaning given in paragraph 1 of Schedule 2;

Disclosed	means fairly disclosed in such a manner and with sufficient detail to enable a reasonable purchaser to make a reasonably informed assessment of the nature, scope and extent of the matter disclosed in the Disclosure Documents (and “Disclosure” shall be construed accordingly);

Disclosure Bundle	means: (i) the documents, correspondence and other information contained on the Data Room USBs; and (ii) any other documents attached to the Disclosure Letter;

Disclosed Matter(s)	means any fact, matter, event, circumstance or information which is Disclosed in the Disclosure Documents;

Disclosure Documents	means the Disclosure Letter (including the general disclosures contained therein) and the Disclosure Bundle;

Disclosure Letter	means the disclosure letter from the Warrantors to the Purchaser, to be entered into on or around the date of this Deed;

EHS Laws	means all applicable statutes and subordinate legislation, and other national, federal, state, local, international or European Union laws, common laws, by-laws or codes of practice, rules, orders, decisions, statutory guidance and/or court judgments, insofar as they relate to EHS Matters and are legally binding upon the Group prior to or at the date of this Deed in the relevant jurisdiction in which a Group Company is or has been operating;

EHS Matters	matters relating to human health, safety, the pollution or protection of the environment (including flora, fauna and any other living organisms) and/or Hazardous Substances;

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Employee	means any person employed by the Company or any Group Company under a contract of employment and includes each Senior Employee;

Encumbrance	means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement, obligation or commitment to create, grant, give or permit to subsist any of the above;

Exchange Rate	means, in relation to any currency to be converted into or from pounds sterling for the purposes of this Deed, the middle-market rates for that currency into or, as the case may be, from pounds sterling, as published in the London edition of The Financial Times first published after the relevant date or, where no such rate of exchange is published in respect of that date, at the rate quoted by www.oanda.com immediately before the close of business in London on that date (or, if such date is not a Business Day, on the Business Day immediately preceding such date);

FCA	has the meaning given to it in the Share Purchase Agreement;

FCA Rules	means the rules contained in the FCA’s Handbook of Rules and Guidance as is in force from time to time (as varied by any waivers or dispensations granted by the FCA and applicable to the relevant person);

FSMA	means the Financial Services and Markets Act 2000 (as in force from time to time);

Group	means collectively the Company and each of the Subsidiaries (and a reference to “Group Company” shall be construed accordingly);

Hazardous Substances	any natural or artificial substances or materials (whether solid, liquid, gas or otherwise and whether alone or in combination with any other substance or material) capable of causing harm to human health or the environment (including flora, fauna and any other living organisms), including noise, light, radiation, heat, vibration, waste, carbon dioxide and any other greenhouse gases;

HMRC	means HM Revenue and Customs;

Intellectual Property Rights	means patents, trademarks, trade names, service marks, domain names, design rights, copyright, rights in databases and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights;

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IT Systems	means any and all computer, telecommunications and network equipment and/or material computer software or programmes (excluding, for the avoidance of doubt, open source software) used by the Company for the purposes of carrying on the Business;

Landscove	means the property located at Gillard Road, Berry Head, Brixham, Devon, TQ5 9EP

Leakage	has the meaning given to it in the Share Purchase Agreement;

Listed Intellectual Property	has the meaning given in paragraph 1.1 of Part 7 to Schedule 1;

Litigation Proceedings	has the meaning given in paragraph 3.1 of Part 6 to Schedule 1;

Locked Box Accounts	has the meaning given to it in the Share Purchase Agreement;

Locked Box Date	has the meaning given to it in the Share Purchase Agreement;

Lower Limit Amount	has the meaning given in paragraph 4.1 of Schedule 2;

Management Accounts	means the unaudited financial statements of the Group for the period from the Accounts Date to 30 September 2021;

Managed Properties	means Riviera, Landscove and Rosneath;

Management Warranty	means any warranty set out in Schedule 1, and “Management Warranties” shall be construed accordingly;

Management Warranty Claim	means any claim under the Management Warranties;

Material Contracts	means the agreements contained in folder 9.1 of the Data Room determined by management to be material to the Business (each being a “Material contract”);

Material Disruption	means an 8 hour outage of a primary IT system or cyber event relating to potential data loss or system compromise;

Party	means a party to this Deed and includes a reference to that party’s successors and permitted assigns and “Parties” means all of them;

Permitted Leakage	has the meaning given to it in the Share Purchase Agreement;

Profits	means income, profits, gains (including capital gains) or the value of supplies and used or charged for Tax purposes;

Properties	means the properties used or occupied by the Company in connection with the operation of the Business, but excluding the Managed Properties, short particulars of which are set out in Schedule 4 of the Share Purchase Agreement (and a reference to a “Property” shall be construed accordingly);

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Purchaser Group	means the Purchaser, any holding company of the Purchaser and any subsidiary undertaking of the Purchaser or such holding company (including, for these purposes, the Company and every Group Company) from time to time, and references to “any member of the Purchaser Group” shall be construed accordingly;

Purchaser Specified Person	has the meaning given to it in clause 1.6;

Purchaser’s Solicitors	means Jones Day of 21 Tudor Street, London EC4Y 0DJ;

Regulatory Authority	means the FCA, the Financial Ombudsman Service of the United Kingdom and any other governmental or regulatory body (whether in the United Kingdom or otherwise) which is (or, where the context requires in this Deed, has formerly been) responsible for the authorisation, regulation, licensing and/or supervision of firms carrying on financial services and lending businesses of any kind;

Relevant Accounting Standards	means the International Financial Reporting Standards as issued by the International Accounting Standards Board, the IAS, the Standing Interpretation Committee interpretations (SICs) and the International Financial Reporting Interpretation Committee interpretations (IFRICs) as adopted or issued by the International Financial Reporting Interpretation Committee, in each case, as adopted by EU regulation;

Relevant Benefits	has the meaning given in paragraph 1.9 of Part 10 to Schedule 1;

Relevant Person	has the meaning given in paragraph 1.9 of Part 10 to Schedule 1;

Riviera	means the property located at Mudstone Lane, Brixham, Devon, TQ5 9EJ;

Rosneath	means the property located at Rosneath Castle, Helensburgh, Argyll, Scotland, G84 0QS;

Senior Employee	means Jeffrey Sills, Chris Ling, Richard Ullman, Antony Clish, Marguerite Gillougley, James Firebrace and Jonathan Woodmansey;

Share Purchase Agreement	means the share purchase agreement entered into on or around the date of this Deed between, amongst others, the Sellers, and the Purchaser;

Shares	has the meaning given to it in the Share Purchase Agreement;

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Subsidiaries	means the subsidiary undertakings of the Company at any relevant time (details of the subsidiary undertakings of the Company are set out in part 2 of Schedule 2 of the Share Purchase Agreement) and a reference to a “Subsidiary” is a reference to any one of them;

Tax	means all forms of taxation, duties, contributions (including social security and national insurance contributions) and levies in each case in the nature of tax (including withholdings, deductions and liabilities to account in respect of Tax), whether of the United Kingdom or elsewhere in the world, and any penalties, fines, surcharges and interest arising in connection with any of the foregoing;

Tax Authority or Taxation Authority	means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs, taxation or excise authority, body or official or any other authority (whether within or outside the United Kingdom) competent to impose, levy, assess, collect, determine liability for and/or administer Tax;

Tax Covenant	means the tax covenant set out in paragraph 2 of Schedule 4;

Tax Covenant Claim	means a claim under the Tax Covenant;

Tax Warranty Claim	means any claim under the Management Warranties set out in Part 13 of Schedule 1;

Taxation Warranties	means the Management Warranties set out in Part 13 of Schedule 1;

Transaction Documents	means this Deed and the Share Purchase Agreement;

Transfer Regulations	means Transfer of Undertakings (Protection of Employment) Regulations 2006;

Warrantors’ Representative	has the meaning given to it in clause 4.1;

Waterman Reports	means the ‘Project Jaguar Portfolio’ due diligence summary report and 42 appendices prepared by Waterman Infrastructure & Environmental Limited dated August 2021;

W&I Policy	has the meaning set out in clause 6.1.

1.4	In this Deed, unless the context otherwise requires:

(a)

references to this Deed or any other document in the agreed form or in the agreed terms include this Deed or such other document as varied, modified or supplemented in accordance with the terms hereof;

(b)

references to Recitals, paragraphs, clauses and Schedules and sub-divisions of them, unless the context otherwise requires, are references to the Recitals, paragraphs, and clauses of, and Schedules to, this Deed and sub-divisions of them respectively and the Recitals and Schedules to this Deed form part of it;

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(c)

references to any enactment includes references to such enactment as re-enacted, amended or extended on or after the date of this Deed and any subordinate legislation made from time to time under it save to the extent that reference to such re-enactment, amendment or extension increases the liability or renders the obligations of the Warrantors more onerous;

(d)

references to a “person” include any individual, company, body corporate, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(e)	references to the one gender include all genders, and references to the singular include the plural and vice versa;

(f)	headings are inserted for convenience only and shall be ignored in construing this Deed;

(g)	the words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words which precede them;

(h)

the words “company”, “subsidiary”, “subsidiary undertaking” and “holding company” have the meanings given to them by the Act, and the word “connected” and any question as to whether a person is “connected” with another shall be determined in accordance with the provisions, at the date of this Deed, of sections 1122 and 1123 of the Corporation Tax Act 2010;

(i)	references to a “company” shall also be construed to include any other company, corporation or body corporate wherever and however incorporated or established;

(j)	references to time of the day are to London, United Kingdom time;

(k)

the ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(l)

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, statute, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(m)

“material” or “materially” shall, when used in respect of any matter concerning the Company, the Group or the Business, be construed as a reference to materiality in the context of the Business as a whole and references to material adverse effect on the financial position and/or financial performance of the Business as a whole;

(n)	a particular government or statutory authority shall include any entity which is a successor to that authority;

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(o)	any reference to “to the extent that” means “to the extent that”, and not solely “if” and similar expressions shall be construed in the same way;

(p)	if a period of time is specified and dates from a given day or the day of an act or event, such period shall be calculated exclusive of that day; and

(q)	references to times of the day are to London time unless otherwise stated and references to a day are to a period of 24 hours running from midnight to midnight.

1.5	A document expressed to be an “Annexure” means a document a copy of which has been identified as such and annexed to this Deed.

1.6

Any reference in this Deed (including in paragraph 7.1(e) of Schedule 2) to the knowledge, awareness or belief of the Purchaser or the Purchaser Group (or an expression of similar import) shall be deemed to be a reference to the actual knowledge (excluding, in each case, any implied or constructive awareness) of Anastasiya Short, Nicholas Vitanis, Fernando Castro-Caratini, Karen Dearing, Steve Mackewich and Aaron Weiss (the “Purchaser Specified Persons”).

1.7

References in any Management Warranty to any monetary sum expressed in pounds sterling shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date such amount is to be determined.

1.8

Where it is necessary to determine whether a monetary limit or threshold set out in paragraph 3 or 4 of Schedule 2 has been reached or exceeded (as the case may be) and the value of the relevant Management Warranty Claim or Tax Covenant Claim or any of the relevant Management Warranty Claims or Tax Covenant Claims is expressed in a currency other than pounds sterling, the value of each such Management Warranty Claim or Tax Covenant Claim shall be translated into pounds sterling by reference to the Exchange Rate on the date that written notification is sent to the Warrantors’ Representative from the Purchaser in accordance with paragraph 2 of Schedule 2 of the existence of such Management Warranty Claim or Tax Covenant Claim or, if such day is not a Business Day, on the Business Day immediately preceding such date.

2.	EFFECT

This Deed shall only become effective upon, and subject to, execution and exchange of the Share Purchase Agreement having occurred and, for the avoidance of doubt, no Management Warranty Claim or Tax Covenant Claim may be brought unless and until Completion has occurred. If the Share Purchase Agreement is: (a) not executed and exchanged, this Deed shall not enter into force; (b) executed and exchanged but Completion does not occur for any reason, this Deed shall automatically and immediately terminate and cease to be of any effect whatsoever and, for the avoidance of doubt, the Warrantors shall not have any liability whatsoever under or in connection with this Deed; or (c) terminated in accordance with its terms, this Deed shall automatically and immediately terminate and cease to be of any effect whatsoever and, for the avoidance of doubt, the Warrantors shall not have any liability whatsoever under or in connection with this Deed.

3.	WARRANTIES

3.1	Each Warrantor severally (and not jointly or jointly and severally) warrants to the Purchaser that each Management Warranty is true and accurate as at the date of this Deed.

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3.2

Each Management Warranty is given subject to the Disclosed Matters and to the limitations and exclusions expressly provided for in this Deed including but not limited to those in Schedule 2 of this Deed, provided that none of the provisions of Schedule 2 shall apply to any Warrantor in respect of his liability in relation to a Management Warranty Claim, a Tax Covenant Claim and / or any and all other claims in connection with this Deed which arise (or are increased) as a result of the fraud of that Warrantor.

3.3	The Management Warranties given pursuant to this Deed are given as at the date of this Deed and at no point shall be deemed to be repeated.

3.4

Each Warrantor shall only be liable for a breach of a Management Warranty if he was actually aware (excluding, in each case, any implied or constructive awareness) as at the date hereof of the facts, matters and/or circumstances giving rise to such breach, having made reasonable enquiry of each other Warrantor in respect of the relevant matter as at the date hereof.

3.5

Each Warrantor’s liability for claims under this Deed (including for the avoidance of doubt in respect of Tax Covenant Claims) shall be limited or excluded, as the case may be, as set out in Schedule 2, provided that none of the provisions of Schedule 2 shall apply to any Warrantor in respect of his liability in relation to a Management Warranty Claim, a Tax Covenant Claim and / or any and all other claims in connection with this Deed which arise (or are increased) as a result of the fraud of that Warrantor.

3.6

If a Warrantor in good faith forms the view that a matter or liability or circumstance relevant to the Management Warranties or any of them is not material in the context of a Management Warranty qualified by materiality or is unlikely to give rise to a Management Warranty Claim, the decision not to make (and the failure to make) a disclosure of it in the Disclosure Documents or for the purposes of the Management Warranties shall not of itself result in any fraud on the part of the Warrantors or any of them for the purposes of this Deed.

3.7

Save as expressly provided in this Deed (including in any Management Warranty), no warranty or representation is given as to the accuracy or completeness of any statements (including statements of opinion, intention or expectation or any forecast or projection) contained in the Disclosure Documents.

4.	WARRANTORS’ REPRESENTATIVE

4.1

Each Warrantor hereby appoints Chris Ling to be the Warrantors’ representative (the “Warrantors’ Representative”) and authorises him to take all such actions as this Deed expressly provides to be taken by the Warrantors and to receive such notices as this Deed expressly provides may be given to the Warrantors and the Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the Warrantors’ Representative as if the relevant Warrantor is exercising such powers and authorities without further enquiry and shall have no liability to any Management Warranty as a result of any such reliance.

4.2

Each of the Warrantors shall use their reasonable endeavours to procure that the Warrantors’ Representative shall duly comply with the obligations of the Warrantors’ Representative contained in this Deed.

4.3	Any action taken by, and any notice sent to, the Warrantors’ Representative is valid and shall have the same effect as if received by, or sent to, the Warrantors or each or any of the Warrantors.

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4.4

The Warrantors’ Representative may resign from such a role at any time. If the Warrantors’ Representative resigns, dies or is no longer able to continue in such role due to serious ill-health, the Warrantors may appoint a different Warrantor to act as the Warrantors’ Representative by way of a simple majority of the Warrantors (excluding any previous Warrantors’ Representative) provided that the Warrantors give written notice to the Purchaser within five Business Days of such appointment. If no new Warrantors’ Representative is appointed by the Warrantors within 20 Business Days of the former Warrantors’ Representative ceasing to act in such role, the Purchaser shall appoint a new Warrantors’ Representative (including in circumstances of Warrantor deadlock).

4.5

Each Warrantor agrees that the Warrantors’ Representative owes no responsibility, duty of care or liability whatsoever in connection with his appointment as Warrantors’ Representative and accordingly, except in the case of fraud, fraudulent misrepresentation or wilful concealment, the Warrantors’ Representative shall not be liable to any Warrantor for any act or omission in connection with the performance by him of any of his duties, functions or role as Warrantors’ Representative pursuant to this Deed. Each Warrantor agrees not to bring any action or claim against the Warrantors’ Representative in connection with his appointment as Warrantors’ Representative and/or in relation to any action which the Warrantors’ Representative has taken or omitted to take in the past or may in the future take or omit to take in his capacity as Warrantors’ Representative, except in the case of fraud, fraudulent misrepresentation or wilful concealment.

4.6

Each Warrantor covenants to pay the Warrantors’ Representative an amount in respect of all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by him as a result of the performance of his duties, functions and role as the Warrantors’ Representative under this Deed, provided that the Warrantors’ Representatives shall not be entitled to any payment as a result of such covenant in respect of any matter where his actions or inactions are fraudulent or otherwise in breach of this Deed.

5.	PRESERVATION OF INFORMATION

The Purchaser shall, and shall after Completion procure that each member of the Group to, preserve all documents, records, correspondence, accounts and other written information relevant to a matter which could reasonably be expected to give rise to a Management Warranty Claim. The obligation under this clause 5 shall cease to apply on the date which falls one (1) year after the Completion Date except: (a) in the case of any documents, records, correspondence, accounts or other written information relating to Tax of the Group, in which case such information shall be preserved for the period of seven (7) years from Completion; and (b) in circumstances where a Management Warranty Claim has been notified within the relevant time limit, in which case such information shall be preserved until the earlier of: (i) the Crystallisation Date (as defined in paragraph 2.2 of Schedule 2) if proceedings have not been brought in respect of the relevant Management Warranty Claim by such Crystallisation Date; and (ii) the date on which the relevant Management Warranty Claim has been settled or finally resolved in the courts of England.

6.	INSURANCE

6.1	The Purchaser hereby warrants to the Warrantors that, as at the date of this Deed, and immediately before and at Completion:

6.1.1

it has taken out and shall maintain a warranty and indemnity insurance policy (the “W&I Policy”) in order to insure itself in respect of any and all losses it and each other member of the Purchaser’s Group may suffer or incur in connection with any Management Warranty Claim or

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Tax Covenant Claim, which includes terms to the effect that the insurer(s) thereunder irrevocably waive any rights to bring claims, by way of subrogation, contribution or otherwise, against any Warrantor, except only to the extent the relevant loss arose out of fraud of such Warrantor and only to the extent of the rights of recovery relate directly to fraud by a Warrantor; and

6.1.2

the copy of the W&I Policy (certified as a true copy of the original by a director of the Purchaser or by the Purchaser’s Solicitors), as provided by the Purchaser or the Purchaser’s Solicitors to the Warrantors immediately prior to execution of this Deed, is a true, complete and accurate copy of the original.

6.2

The Purchaser shall not, without the prior written consent of the Warrantors’ Representative (which shall not be unreasonably withheld, conditioned or delayed), rescind, terminate or allow to lapse the W&I Policy and shall not amend the W&I Policy in any way that is adverse to the Warrantors and shall not knowingly take any action (or refrain from taking any action) which would have the effect of rendering the W&I Policy void or otherwise unenforceable.

6.3	The Purchaser acknowledges that the Warrantors have entered into this Deed and will complete this Deed in reliance on the W&I Policy in respect of the Management Warranties and the Tax Covenant.

6.4	The Purchaser shall bear all costs, fees and disbursements associated with the inception of the W&I Policy including any Tax payable in connection therewith.

7.	GENERAL

7.1

No variation, supplement, deletion or replacement of or from this Deed or any of its terms shall be effective unless it is made in writing and signed by or on behalf of the Purchaser and the Warrantors’ Representative.

7.2

Without prejudice to clause 3 of the Share Purchase Agreement, if any payment is made by a Warrantor to the Purchaser in respect of any Management Warranty or any breach of this Deed or any other Transaction Document or under the Tax Covenant or under any indemnity in any Transaction Document, the payment shall (so far as possible) be treated as an adjustment of the Consideration for that Warrantor paid by the Purchaser under the Share Purchase Agreement and the Consideration for that Warrantor shall be deemed to have been reduced by the amount of such payment.

7.3

The Warrantors shall not be liable to make any payment under this Deed nor shall the Purchaser exercise any right of set-off or counter-claim against or otherwise withhold payment of any sums stated to be payable by the Purchaser to the Warrantors under this Deed unless and until such liability has been agreed in writing by the Warrantors or finally determined to be payable by the relevant Warrantor(s) by a court of competent jurisdiction where no right of appeal lies in respect of such judgement or the parties are debarred by passage of time or otherwise from making an appeal.

7.4	The liability of each of the Warrantors under this Deed is several (and not joint or joint and several) and no Warrantor shall have any liability for any act or omission of any other Warrantor.

7.5

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. This Deed be amended by the parties without the consent of any such third party.

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8.	ENTIRE AGREEMENT

8.1

This Deed and any other documents required to be delivered or entered into pursuant to this Deed constitute the whole and only agreement and understanding between the parties in relation to their subject matter. Except in the case of fraud, all previous agreements, understandings, undertakings, representations, warranties and arrangements of any nature whatsoever between the parties (or any of them) with any bearing on the subject matter of this Deed and such other documents are superseded and extinguished (and all rights and liabilities arising by reason of them, whether accrued or not at the date of this Deed, are cancelled) to the extent that they have such a bearing.

8.2

Except in the case of fraud, the Purchaser shall not, and shall procure that its Associates shall not, make any claim (and irrevocably and unconditionally waives any right to bring such a claim) against the Warrantors in relation to the subject matter of this Deed and/or any other documents required to be delivered or entered into pursuant to this Deed, other than expressly provided for in or pursuant to the terms of this Deed and/or such other documents.

8.3

Each of the Parties acknowledges and agrees (between themselves) that it has not entered into this Deed on the basis of and in entering into this Deed has not relied upon, any statement, representation, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (in any case whether oral, written, express or implied, and whether negligent or innocent) made, given or agreed to by any person (whether a party to this Deed or not), except those expressly set out or referred to in this Deed.

9.	CONTINUING OBLIGATIONS AND ASSIGNMENT

9.1

Except as provided in clause 9.2, no Party may assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Deed, nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 9.1 shall be void.

9.2

The Purchaser may assign or charge all or any of its rights or benefits under, and/or interest in, this Deed (together with any causes of action arising in connection with any of them) to any person or persons to whom the Share Purchase Agreement may be assigned, transferred or charged pursuant to the terms thereof. The provisions of clause 18.4 of the Share Purchase Agreement shall apply mutatis mutandis to this Deed in respect of any permitted assignee pursuant to clause 9.2, as if references therein to “this Agreement” were deemed to be references to this Deed.

9.3

Within five Business Days after any assignment in accordance with clause 9.2, the Purchaser shall give written notice of the assignment to the Warrantors’ Representative, such notice to contain full details of the assignment.

9.4	If an assignment is made in accordance with this clause 9:

(a)	the liabilities of the Parties under this Deed shall be no greater than such liabilities would have been had the assignment not occurred; and

(b)	the assignee shall continue to be subject to the provisions of Schedule 2 as if it were the Purchaser.

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10.	NOTICES

10.1

Any notice or other communication to be given under this Deed shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a Party if it is left at the authorised address of that Party, posted by pre-paid registered airmail/first class/registered post addressed to that Party at such address, or sent by email and shall if:

(a)	personally delivered, be deemed to have been received at the time of delivery;

(b)

posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting; or

(c)

sent by email, deemed to have been received on receipt of the email in the recipient’s inbox (unless failure to receive is a result of a failure of the recipient’s IT systems, in which case when it appears as “sent” in the sender’s outbox), provided that where, in the case of delivery by hand, delivery occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 a.m. on the next Business Day.

10.2	For the purposes of this clause 10, the authorised address and email of:

In the case of a Warrantor, the relevant address set out in column (2) of Schedule 3 with a copy (which shall not constitute notice):

marked for the attention of:	Mark Gibson at One, Snowhill, Snow Hill
Queensway, Birmingham B4 6GA

Email:
mark.gibson@dwf.law
In the case of the Warrantors’ Representative:

For the attention of:	Chris Ling

Address:	[***]

Email:	[***]

with a copy (which shall not constitute notice):

marked for the attention of:	Mark Gibson at One, Snowhill, Snow Hill
Queensway, Birmingham B4 6GA

Email:
mark.gibson@dwf.law

In the case of the Purchaser:

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For the attention of:	SCI Bidco Limited

Address:	Aztec Group House
11-15 Seaton Place
St Helier
Jersey JE4 0QH

Email:	aweiss@jaffelaw.com and
Nicola.Heffernan@aztecgroup.co.uk

with a copy (which shall not constitute notice):	Sun Communities, Inc. 27777 Franklin Road, Suite 200
Southfield, Michigan 48034
USA

marked for the attention of:	Gary A. Shiffman

Email:	gshiffman@suncommunities.com

or such other address or email as that Party may notify to the others in writing, from time to time, in accordance with the requirements of this clause 10. Notice of any change shall be effective five Business Days after it is served or deemed to have been received in accordance with clause 10.1.

11.	AGENT FOR SERVICE

11.1

The Purchaser irrevocably appoints Aztec Financial Services (UK) Ltd of Forum 4, Solent Business Park, Parkway South, Whiteley, Fareham, Hampshire, PO15 7AD as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Deed. Such service shall be deemed completed on delivery to that agent (whether or not it is forwarded to and received by the Purchaser). If for any reason that agent ceases to be able to act as agent or no longer has an address in England or Wales, the Purchaser shall promptly appoint another person as a replacement agent and shall give notice to the other parties of the new agent’s name and address within England and Wales within five Business Days of the new agent’s appointment along with a certified copy of the written acceptance of appointment by such new agent.

11.2	The Purchaser shall bear all costs, fees and disbursements associated with any agent appointed pursuant to this clause 11.

12.	INVALIDITY

12.1

If any provision in this Deed is held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

12.2

To the extent it is not possible to delete or modify the provision, in whole or in part, under clause 12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under clause 12.1, not be affected.

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13.	DELIVERY

This Deed is delivered on the date written at the start of this Deed.

14.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Deed shall not be effective until each of the parties has executed at least one counterpart.

15.	GOVERNING LAW AND JURISDICTION

15.1

The validity, construction and performance of this Deed and any claim, dispute or matter (whether contractual or non-contractual) arising under or in connection with this Deed or its enforceability shall be governed by and construed in accordance with the law of England and Wales.

15.2

Each party irrevocably submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Deed or its enforceability or the legal relationships established by this Deed (including non-contractual disputes or claims) and waives any objection to proceedings being brought in such courts on the grounds of venue or on the grounds that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of England and Wales shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

15.3	Nothing in this Deed shall affect the right to serve process in any manner permitted by law.

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SCHEDULE 1

WARRANTIES

Part 1

Organisation and Constitution

1.	MEMORANDUM AND ARTICLES OF ASSOCIATION

1.1	The copy of the articles of association of the Company contained in folder 2.2 of the Data Room are the current articles of association of the Company.

1.2

Each Group Company is validly incorporated, in existence and duly registered and/or in good standing (as applicable) under the laws of its jurisdiction of incorporation and has full power and authority under its articles of association, bye laws or any similar constitutional document to conduct its business as currently conducted and to own, lease and operate its assets and properties.

2.	REGISTER OF MEMBERS

The register of members of the Company contain an accurate record of its members at the date of this Deed.

3.	STATUTORY BOOKS

3.1

The statutory books (including all statutory registers) of each Group Company are up to date, have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them under applicable law and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.2	The Company has not nor has any class of its members or other holders of equity interests passed any resolution required to be filed with any governmental entity that has not yet been so filed.

4.	COMPLIANCE

In the period of two years ending on the date of this Deed, the Company has complied in all material respects with all the provisions of the Act in connection with:

4.1	the formation or incorporation of the Company;

4.2	any allotment, issue, purchase or redemption of shares, debentures or other securities in the Company;

4.3	any reduction of the share capital of the Company;

4.4	any amendment to the memorandum and articles of association (or equivalent) of the Company;

4.5	the passing of any resolutions by the Company; and

4.6	the payment of any dividends by the Company.

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5.	SHARES

5.1	The information provided in parts 1 and 2 (inclusive) of Schedule 2 of the Share Purchase Agreement is correct in all material respects.

5.2	The Shares represent the entire issued share capital of the Company.

5.3

All the Shares and all of the shares or other equity interests in each Group Company are duly authorised, validly issued and, to the extent relevant in its jurisdiction of incorporation, fully paid or properly credited (under applicable laws) as fully paid.

5.4

Save for the warrant deed contained in document 2.7.3.2 of the Data Room, there is no agreement or commitment outstanding which calls for the issue or allotment by the Company or any Group Company of, or accords to any person the right to call for the allotment or issue by the Company of any Shares or by any Group Company of any shares.

5.5

Except for the Warrants, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the conversion, registration, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company or any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

6.	SUBSIDIARIES

6.1	The Company does not hold any shares in the capital of any other corporate vehicle other than the Subsidiaries.

6.2

The Subsidiaries are the only subsidiary undertakings of the Company and the legal and beneficial interest free from all Encumbrances of the entire issued share capital of each Subsidiary is owned by the Company or another member of the Group.

6.3	The Sellers have Disclosed a true and complete copy of the articles of association, bye laws or any similar constitutional document of the Company.

Part 2

Accounts

1.	GENERAL

1.1	The Accounts are true and accurate and show a true and fair view of the:

(a)	state of affairs as at the Accounts Date; and

(b)	profits/losses for the financial year ended on the Accounts Date.

1.2	The Accounts have been prepared in accordance with Relevant Accounting Standards consistently applied and comply in all material respects with the requirements of the Act as at the Accounts Date.

1.3

Except as noted in the Accounts, the policies of accounting adopted for the purposes of preparing the Accounts are the same as those adopted for the purposes of preparing the audited accounts of the Group for the two preceding accounting periods.

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1.4

The Accounts make full and proper provision for (or, if appropriate, disclose by way of note) all assets and liabilities and all capital and financial commitments of the Group as at or on the date to which they were prepared.

1.5

All books of account, ledgers and financial records required by applicable law to be maintained by the Group have been fully, properly and accurately kept and completed by each Group Company as required by applicable law and are under the exclusive ownership and control of the Group.

2.	LOCKED BOX ACCOUNTS

The Locked Box Accounts (i) have been prepared on a basis materially consistent with the Relevant Accounting Standards, (ii) adequately reflect the assets and liabilities and financial position of the Group as at the date to which they have been prepared, (iii) having regard to their nature and purpose, have been prepared in a manner consistent with the Management Accounts for the preceding 12 months and (iv) are free from material error.

3.	MANAGEMENT ACCOUNTS

The Management Accounts adequately reflect in all material respects the assets and liabilities and financial position of the Group as at the date to which they have been prepared and having regard to their nature and purpose, have been prepared in a manner consistent in all material respects with the management accounts for the preceding twelve months and are free from material error.

4.	BUSINESS SINCE THE LOCKED BOX DATE

Since the Locked Box Date:

4.1

the Group has carried on its business as a going concern and in all material respects in the ordinary and usual course and there has been no material adverse change in the financial position or trading of the Group;

4.2	other than as set out in the Business Plan, the Group has not assumed nor incurred any liability for capital expenditure or suffered a material reduction in the aggregate value of its net assets:

(a)	otherwise than in the ordinary and usual course of trading; and

(b)	involving an amount in excess of £250,000;

4.3	no Group Company has made or agreed to make any payment or entered into any transaction or commitment or incurred any liability except in the ordinary course of its business;

4.4	no distribution of capital or income has been declared, made or paid by any Group Company;

4.5	each Group Company has paid its creditors within the times agreed with them and there has been no material change in the manner or timing of the invoicing or debt collection of any Group Company;

4.6

no Group Company has offered or agreed to offer price reductions, discounts or rebates on the sale of goods or services, other than in the ordinary course of business and in accordance with past practice;

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4.7	no Group Company has incurred or lent any sum in the nature of borrowings other than intra-group otherwise than in the ordinary and usual course of business;

4.8

no material supplier of the Group has indicated to the Group its intention to materially reduce the volume of its business with the Group or to materially vary the terms on which it does business with the Group, whether as a consequence of the sale of the Shares or otherwise.

4.9	no Group Company has issued, repaid, purchased or redeemed any share or loan capital or agreed to do so;

4.10	no Group Company has resolved to be wound up; and

4.11	no Group Company has reduced its share capital.

Part 3

Assets

1.	OWNERSHIP

1.1

Save for the Managed Properties, all the assets included in the Accounts and the Locked Box Accounts or which were acquired after the date of the Locked Box Accounts and which are material to the operation of the Business:

(a)	are legally and beneficially owned by a Group Company and not subject to any Encumbrance that will not be released on Completion;

(b)	are not held subject to any agreement for lease, hire, hire purchase or sale on conditional or deferred terms; and

(c)	are in the possession or under the control of the Group,

except for trading stock sold by the Group in the ordinary and usual course of its business or for trading stock acquired subject to retention or reservation of title by the supplier or manufacturer of such trading stock.

1.2

The assets and rights owned by or licensed to the Group, together with the assets held under any finance lease, hire purchase and rental or credit sale agreements, comprise all material assets necessary for the continuation of the Business.

2.	DEBTS

2.1	The Company is not currently party to a legally binding written agreement under which it has factored, sold or discounted any of its debts.

2.2	No Group Company has, outside of the ordinary course of business, granted credit terms exceeding 30 days from the end of the month in which the invoice is issued.

3.	INSURANCE

3.1	All current insurance policies in respect of which any Group Company has an interest (each a “Policy”) have been Disclosed in folder 15 of the Data Room.

3.2	Each Policy is in force.

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3.3	There is no overdue premium due in respect of any Policy.

3.4	No material claim notified to the insurer under a Policy remains outstanding.

3.5

So far as the Sellers are aware nothing has been done or omitted to be done which has made or could make any Policy void or voidable or whereby the renewal of any Policy might be affected or the premiums due in respect of any of them are likely to be increased.

3.6

Each Group Company is and has at all material times within the previous two years been fully covered by valid insurances, including adequate insurance for the full replacement or reinstatement value of such business and assets, against liability to third parties (including risks which it is contractually obliged by a third party to cover and public and employee’s liability).

Part 4

Liabilities

1.	FACILITIES

1.1

The Sellers have Disclosed true and accurate details of: (i) all overdrafts, loans or other financial facilities (other than trade indebtedness), any arrangement relating to the management of any interest rate or exchange rate liability, in each case which is outstanding or available to any Group Company in folder 5 of the Data Room; and (ii) all bank accounts of each Group Company and of the bank mandates applicable to them.

1.2

So far as the Warrantors are aware, no event has occurred which has resulted or could reasonably be expected to result in any indebtedness of any Group Company becoming due or any Encumbrance granted by or over any property, assets, undertaking, goodwill, reserves or share capital of any Group Company becoming enforceable and no creditor of any Group Company has taken steps to enforce any debt or other sum owed by that Group Company.

2.	GUARANTEES AND INDEMNITIES

Except as Disclosed in folder 5of the Data Room, there is not outstanding any guarantee, indemnity, security, bond, letter of comfort or other similar obligation given by any Group Company.

3.	GRANTS, SUBSIDIES AND GOVERNMENT SUPPORT

3.1

Except as Disclosed in folder 11.6 of the Data Room, no Group Company has applied for or received any investment grant, employment subsidy or other similar payment or allowance (including under the Coronavirus Large Business Interruption Loan Scheme, COVID-19 Corporate Financing Facility, Coronavirus Business Interruption Loan Scheme, Coronavirus Future Fund, Coronavirus Bounce Back Loan, Eat Out to Help Out or any other such scheme in relation to the COVID-19 Pandemic).

4.	INSOLVENCY

4.1

No receiver or administrative receiver or manager or receiver and manager or trustee or monitor or similar person has been appointed or is proposed to be appointed in respect of the whole or any part of the assets or undertaking of any Group Company, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of any Group Company become exercisable.

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4.2

No administrator or liquidator has been appointed or is proposed to be appointed in respect of any Group Company, nor has any administration order or winding up order been made in relation to any Group Company and no petition or application for such an order or any intention to appoint an administrator or liquidator has been threatened or presented in each case in writing.

4.3

No voluntary arrangement, compromise, composition, scheme of arrangement, restructuring plan or standstill agreement, deferral, rescheduling or other reorganisation or other arrangement between a Group Company and its creditors generally and/or its members (or any class of either of them) has been proposed, implemented or approved by that Group Company and no secured party has taken possession of all or substantially all its assets nor has any distress, execution, attachment, sequestration or other legal process been levied, enforced or sued on or against all or substantially all its assets.

4.4

No winding-up petition has been threatened in writing or presented against any Group Company by any third party, and no order has been made, and no resolution has been passed for the purpose of winding up a Group Company.

4.5

No Group Company has stopped paying its debts as and when they fall due or become insolvent or unable to pay its debts or is otherwise liable to be found to be unable to pay its debts within the meaning of section 123(1) of the Insolvency Act 1986 and no statutory demand has been served on any Group Company which has not been paid in full or been withdrawn.

4.6

No step has been taken by any party with a view to the dissolution or striking-off the register of a Group Company and no step has been taken to suspend or cease to carry on all or a material part of its business or operations.

4.7

In the two years before the date of this Deed, no Group Company has been a party to any transaction at an undervalue (as defined in section 238 of the Insolvency Act 1986), given or received any preference (as defined in section 239 of that Act) or at any time been party to any transaction defrauding creditors (as defined in section 423 of the Insolvency Act 1986).

5.	EVENTS OF DEFAULT

No Group Company has received any written notice requiring it to repay any borrowing or indebtedness or to give security under any agreement relating to borrowing or indebtedness in the nature of borrowing, in each case as a result of an event of default (howsoever described) which is continuing unremedied or unwaived.

Part 5

Trading Arrangements

1.	TRADING RISK

1.1	There are no Material Contracts under which the counterparty is entitled to terminate or vary materially the terms of such Material contract as a result of a change in the control of the Company.

2.	CONTRACTS

2.1	No Material Contract:

(a)	is in the nature of a partnership or joint venture;

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(b)	is of an unusual or abnormal nature or entered into otherwise than on an arm’s-length basis or otherwise than in the ordinary and usual course of its trading; or

(c)	cannot readily be fulfilled or performed by the Group Company (or another Group Company, if relevant) in accordance with its terms without undue or unusual expenditure or effort.

2.2	In relation to each Material Contract:

(a)	such Material Contract is in full force and effect, is valid and binding and there exist no grounds upon which it may be terminated, avoided, rescinded or repudiated by any party;

(b)	no party has given or received written notice to terminate it; and

(c)	no party has provided written notice of any material breach of it.

3.	DATA PROTECTION

3.1

So far as the Sellers are aware, each Group Company has (i) implemented and maintained technical and organisational measures designed to enable it to comply in all material respects with the Data Protection Legislation; (ii) implemented data processing agreements with controllers and processors as required by the Data Protection Legislation; and (iii) complied with all restrictions in Data Protection Laws on the transfer of personal data from the EEA.

3.2

The Company has not, in the 24 month period ending on the date of this Deed, been the subject of any investigation by, or received any written notice from, the UK Information Commissioner’s Office (or any Data Protection Authority) alleging that the Company is in breach of the Data Protection Legislation.

3.3

The Company has not, in the 24 month period ending on the date of this Deed: (a) suffered a personal data breach that required notification to a Data Protection Authority; or (b) been involved in a material dispute with, or received a written material complaint or material claim for compensation from, an individual in respect of any infringement or alleged infringement of the Data Protection Legislation.

3.4	For the purposes of this paragraph 3, the terms “personal data” and “controller” and “processor” shall have the meanings given to them in the UK GDPR.

Part 6

Compliance and Litigation

1.	COMPLIANCE WITH LAWS

1.1

In the two-year period ending on the date of this Deed, the Company, and so far as the Warrantors are aware, each Group Company (other than the Company), has complied (and is complying) in all material respects with all applicable laws and regulations to which it is subject of the United Kingdom, the European Union or any foreign jurisdiction in which the Business is carried on, and there is no order, decree or judgment of any court or any governmental agency outstanding against the Company.

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1.2

There is no, nor has there been in the two year period ending on the date of this Deed any, investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or made against the Company or any person which has had or is reasonably likely to have a material adverse effect upon the assets of the Group or the Business.

1.3

The Group has in place policies and procedures which are designed to prevent the Company and its respective officers and employees from undertaking any activity, practice or conduct relating to the Business that would constitute an offence under all applicable Anti-Corruption Laws, anti-money laundering laws and laws relating to modern slavery.

2.	LICENCES AND CONSENTS

2.1

Each Group Company has all necessary licences and permits necessary to enable it to carry on its business and/or use its assets in the manner in which its business is now carried on or has submitted applications for such licences and permits. There is no enforcement action in respect of such licence or permits which has been served on a Group Company and remains extant.

2.2

Details of all material licences (excluding the pitch licenses), consents, approvals, permissions (excluding planning permissions), permits and certificates necessary for the proper and efficient operation of the Business in the places and in the manner in which the Business is now carried on (together the “Authorities”) are contained in the Data Room or detailed in the Waterman Reports.

2.3	All of the Authorities are in full force and effect and have been complied with in all material respects.

3.	LITIGATION

3.1	No Group Company is involved in any material civil, criminal, arbitration or administrative proceedings in any jurisdiction (together the “Proceedings”).

3.2	Save for as set out in folder 19.2 of the Data Room, no Proceedings are pending or have been threatened in writing by or against any Group Company.

Part 7

Intellectual Property

1.	REGISTERED RIGHTS

1.1

The Data Room contains details of all registered Intellectual Property Rights owned by the Company at folder 14.1.1, including all domain names registered in the name of the Company at document 21.1 of the Data Room (the “Listed Intellectual Property”).

1.2

During the period of two years ending on the date of this Deed, no Group Company has not received written notice to indicate that the validity of any Listed Intellectual Property that is material to the operation of the Business is being challenged by any third party or by any relevant registry and all fees payable in respect of the registrations/applications have been paid.

2.	IP TITLE

2.1	A Group Company owns or has a licence to use all the Intellectual Property Rights which are material to the current operation of the Business.

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2.2

Details of all material licences under which any Group Company is licensed to use any Intellectual Property Rights or under which a third party is permitted to use the Intellectual Property Rights of any Group Company are included in the Data Room. Other than in accordance with such licenses, no Group Company is under an obligation to make any royalty or similar payment in respect of its use of any Intellectual Property Rights.

3.	BUSINESS NAMES

No person has been granted by the Company the right to use within the United Kingdom any business name which is the same as, or is confusingly similar to, Park Holidays which would cause a material detriment to the Company or its ability to conduct the Business.

4.	INFRINGEMENTS

4.1	The Company has not received written notice that it is infringing, or has in the last three years infringed, the Intellectual Property Rights of any other person.

4.2	No third party is infringing or has, within the last two years, infringed in any material respect the Intellectual Property Rights owned by the Company.

Part 8

Information Technology

1.	IT SYSTEMS

1.1

No Group Company has in the last 24 months experienced a failure or breakdown of the IT Systems constituting a Material Disruption. The IT Systems are protected by industry standard security, firewall and anti-virus protection and all software updates have been installed in accordance with the software provider’s instructions.

1.2	Each of the functionality, performance and capacity of the IT Systems is adequate for the current operation of the Business.

1.3	The Group has in place procedures to back up data and disaster recovery arrangements that are appropriate for a regulated business of an equivalent size and nature to the Business.

2.	IT AGREEMENTS

2.1

All material software licences, IT system support and maintenance service agreements, hosting agreements and other contracts relating to the operation of the IT Systems are under written contracts with a Group Company. In relation to each such contract, no written notice has been received by any Group Company in respect of any material breach by any party of the terms of such agreements, nor for the termination thereof.

Part 9

Officers and Employees

1.	PARTICULARS

1.1

The particulars contained in the schedule of employees at document 21.72 of the Data Room show in relation to each Employee (or, where appropriate, to each category of employee), employing entity, workplace location, job title or job function, annual salary or pay rate (as appropriate), benefits, holiday entitlement and notice period as at 11 November 2021.

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1.2

So far as the Warrantors are aware, folder 11.3.1 of the Data Room contains copies of the standard terms and conditions of employment used by each Group Company for each grade or category of Employee and no Employee is employed on terms which are materially different to the Disclosed templates.

1.3

Folder 11.3.3 of the Data Room contains complete and up to date copies of the employment contracts of each of the Warrantors and each other Employee who is entitled to 6 months’ notice of termination or more under their employment contract.

1.4	The Data Room contains current details of any material bonus or incentive schemes applicable to the Employees.

1.5	No Group Company has made any outstanding offer nor agreed to employ any person on an annual salary of £75,000 or more who is not an Employee at the date of this Deed.

1.6

There are no terms of employment or engagement for any Employee which provide that a change of control of the Company will entitle him to any payment or benefit whether as a result of the transaction effected by the Share Purchase Agreement or otherwise.

1.7

No Employee is entitled to compensation on termination of employment other than under their contract of employment (which, or the standard form of which, is Disclosed) or in respect of statutory rights.

2.	NOTICE

2.1	Save as Disclosed, no Senior Employee has given written notice to terminate his contract of engagement or is under notice of dismissal (in each case where such notice is still valid).

2.2

Save for the Senior Employees and as Disclosed, all contracts of employment between the Company, any Group Company and the Employees are terminable at any time without damages or compensation (other than compensation payable by statute) on three months’ notice or less.

3.	DISPUTES AND DISCIPLINARY/GRIEVANCE PROCEEDINGS

There are no current or pending investigations, grievances, ACAS conciliation discussions, protected disclosures or disciplinary procedures (including, without limitation, any grievance or disciplinary appeals) or any industrial action, claim, dispute, negotiation or litigation relating to any Employee or former employee.

4.	TRADE UNIONS

No Group Company recognises any trade union or other similar collective bargaining arrangements.

5.	INDUSTRIAL ACTION

There is no, nor at any time during the twelve months preceding the date of this Deed has there been any, strike or similar industrial action taken by or in relation to all or any of the Employees.

6.	REDUNDANCIES

Save as Disclosed, within a period of twelve months before the date of this Deed no Group Company has given notice of any redundancies to the Department of Business Innovation and Skills pursuant to section 193 of the Trade Union and Labour Relations (Consolidation) Act 1992 or started consultations with any independent trade union or unions or other employee representatives under Part IV of the Employment Rights Act 1996.

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7.	TUPE TRANSFERS

Save as Disclosed, no employees have, in the last three years, transferred into the Company or a Group Company by operation of the Transfer Regulations.

8.	EMPLOYMENT LAW COMPLIANCE

8.1	All independent contractors engaged by the Group at the date of this Deed are and have been at all times correctly classified for the purposes of employment rights and taxes.

9.	FURLOUGH AND RELATED MEASURES

9.1	Folder 11.6 of the Data Room contains template copies of correspondence provided to employees furloughed under the Coronavirus Jobs Retention Scheme (the “CJRS”).

9.2

So far as the Warrantors are aware, all Employees for whom claims were made under CJRS met the eligibility criteria under the applicable Treasury Directions and HMRC guidance on CJRS and at all times the Company and each Group Company has complied with the applicable Treasury Directions and HMRC guidance.

Part 10

Pensions

1.	PENSIONS

1.1

Save for the scheme the details of which are contained in the Data Room (the “Scheme”), no Group Company is a party to, nor does it participate in or contribute to, nor may it become liable to contribute to, any scheme, agreement or arrangement for the provision of Relevant Benefits for or in respect of any Relevant Person.

1.2	The Scheme is a money purchase scheme providing money purchase benefits only, as defined under section 181 of the Pension Schemes Act 1993.

1.3	All contributions and other sums which have fallen due for payment to or in relation to the Scheme by any member of the Group have been paid.

1.4

No Group Company is engaged in or involved in any litigation or arbitration (nor has received written notice of any complaint or threatened claim or material dispute) which relates to or is in connection with the Scheme or the benefits under the Scheme.

1.5

No member of the Group has any liability or potential or contingent liability (whether by virtue of the operation of law, pursuant to any indemnity or otherwise) to any person in respect of any person’s right to enhanced early retirement or redundancy benefits.

1.6

No Group Company is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pensions Schemes Act 1993).

1.7	There is no fact or circumstance that is likely to give rise to the issue of a contribution notice or financial support direction under the Pensions Act 2004 to any member of the Group.

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1.8	In all material respects:

(a)	the Scheme complies with and has been administered in accordance with all applicable law, regulations and requirements and its governing documentation; and

(b)	the Group has during the previous two years complied with all applicable law, regulations and requirements in relation to the Scheme.

1.9	In this paragraph 1:

(a)

“Relevant Benefits” means any pension, lump sum, gratuity or other like benefit provided under a pension scheme or other arrangement having effect so as to provide benefits to or in respect of persons on:

(i)	retirement;

(ii)	death;

(iii)	disability;

(iv)	having reached a particular age; or

(v)	at the onset of serious ill-health; and

(b)	“Relevant Person” means any past or present employee, officer or director of any Group Company.

Part 11

Real Estate

INTERPRETATION

In this Part 11, each Management Warranty which is expressed to be given in relation to the “Properties” is given in relation to each of the Properties listed in Schedule 4 of the Share Purchase Agreement as if it had been repeated with respect to each of them and each and every part thereof.

1.	TITLE

1.1	Schedule 4 of the Share Purchase Agreement contains a complete and accurate list of the Properties and the information so given is complete and accurate.

1.2	The Properties comprise all of the land and buildings owned by the Group.

1.3

The relevant Group Company specified in each Certificate of Title as the legal owner of that relevant Property is the sole legal and beneficial owner of the estate or interest specified in each relevant Certificate of Title.

1.4

So far as the Warrantors are aware, other than the Properties no Group Company has any actual or contingent liability in respect of previously-owned or leased land and buildings (including but not limited to liability under any EHS Laws.

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2.	INCUMBRANCES

2.1

Save as disclosed in the Certificates of Title, the Properties are not subject to any agreements for sale, estate contracts, options, rights of pre-emption or similar matters the provisions of which remain to be observed or performed, and there are no obligations binding on the Properties and/or the Group in respect of the Properties or any other land to make future payments in respect of deferred charges such as (but not limited to) overage, clawback, or deferred consideration.

2.2

Save as disclosed in the Certificates of Title, the Properties are not charged to a third party, no consents are necessary for the charging of the Properties and no notices of any charge are required to be given to any person or body.

3.	CERTIFICATES OF TITLE

3.1

The information provided by the Warrantors and any member of the Group to the Sellers’ Solicitors for the purposes of preparation of the Certificates of Title was, at the date such information was given, true, complete and accurate.

3.2	All confirmations which the Certificates of Title state were provided by or on behalf of a Group Company are true and accurate.

4.	LEASEHOLD PROPERTIES

4.1

Where any of the Properties are held under a Lease, the Lease was validly granted and the necessary consents have been obtained for the grant of the Leases, the vesting of the Leases in each subsequent tenant, and for the grant of any sub-lease.

4.2	Where any of the Properties are held under a Lease, there are no:

(a)	arrears of rent;

(b)	outstanding or anticipated disputes or notices with regards to compliance with any Lease covenants; or

(c)

notices, negotiations or proceedings pending in relation to rent reviews or any other matter relating to the Leases nor is any rent presently liable to be reviewed, save to the extent disclosed in the Certificates of Title.

5.	PLANNING AND SITE LICENSING

5.1

So far as the Warrantors are aware, the document at Data Room reference 3.3.2 with the title “PARK HOLIDAYS UK LTD – Acreage, Site Licence, Planning Permission—Information Schedule (v21) SEPT 2021 – Rev B (MP01)” is true and accurate in all material respects as at 13 September 2021.

Part 12

Environment and Health and Safety

1.	ENVIRONMENT

1.1

No Group Company is involved in any civil, administrative or criminal litigation, proceedings or appeal, and no Group Company is the subject of any formal enforcement action brought by a Regulatory Authority, in each case which relates to a material and actual breach of EHS Laws (“EHS Proceedings”).

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1.2

No Group Company has received in the last two years any written notice, claim or complaint from any third party or any Regulatory Authority alleging a breach of or liability under EHS Laws which is outstanding.

1.3	So far as the Warrantors are aware no Group Company has given or received any warranties or indemnities under EHS Laws.

Part 13

Tax

1.	TAXATION

1.1

All returns, computations, statements, self-assessments, accounts, notices, claims, disclaimers, elections and registrations that each Group Company is or was required by law to submit to a Tax Authority in the last four years were submitted within applicable time limits and were accurate and complete in all material respects.

1.2	Each Group Company maintains complete and accurate records in relation to Tax as required by applicable legal requirements.

1.3

All material Tax for which each Group Company has been liable to pay, account for, deduct or withhold has been duly paid or accounted for and in the last four years no penalties, fines, supplements, surcharges or interest have been incurred by any Group Company.

1.4	All Tax and National Insurance contributions payable under PAYE have, so far as required to be deducted, been deducted from all payments made (or treated as made) by each Group Company.

1.5

No Group Company has entered into or benefitted from any material concessions, agreements or arrangements with a Taxation Authority that allow or have allowed it to pay any Taxation other than in accordance with the relevant legislation.

1.6

No Group Company is involved in any dispute with any Taxation Authority and has not been subject to any non-routine review, visit, audit, investigation, discovery or access order by any Taxation Authority and no written notice has been received by a Group Company in the 12 months prior to the date of this Deed that it is the subject of any non-routine review, audit, investigation, visit, discovery or access order by any Taxation Authority.

1.7

Each Group Company has at all times been resident only in the jurisdiction of its incorporation for all Tax purposes and no Group Company is liable to tax outside its jurisdiction of incorporation by reason of having a branch, agency of permanent establishment outside its jurisdiction of incorporation

1.8

No Group Company is liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person in respect of any event which occurred on or before Completion.

1.9

No Group Company has been a party to, or otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly to a avoid or defer Tax or reduce a liability to Tax or with a main purpose of, or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of, avoiding or deferring Tax or reducing a liability to Tax.

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1.10

There are no arrangements, formal or informal, for any payment to be made to, or for any benefit to be received by, any current, former or prospective employee or office holder of any Group Company in connection with this Deed or under the transactions contemplated by this Deed other than as set out in this Deed.

1.11	Each Group Company has complied in all material respects with the terms of all statutory provisions, regulations and notices relating to VAT.

1.12	The entry into and/or completion of the Share Purchase Agreement or this Deed will not cause any relief from taxation previously claimed by a Group Company to be reduced or withdrawn.

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SCHEDULE 2

LIMITATIONS ON LIABILITY

1.	DEFINITIONS AND INTERPRETATION

In this Schedule 2 (unless the context otherwise requires), “determination” means a final determination by a court of competent jurisdiction where no right of appeal lies in respect of such judgement or the parties are debarred by passage of time or otherwise from making an appeal (as the case may be) and “determined” shall be construed accordingly.

2.	TIME LIMITS

2.1

No Management Warranty Claim or Tax Covenant Claim shall be brought against the Warrantors unless the Purchaser shall have given to the Warrantors’ Representative written notice of such Management Warranty Claim or Tax Covenant Claim specifying (in reasonable detail) the matter(s) which gives rise to the Management Warranty Claim or Tax Covenant Claim, the nature of the Management Warranty Claim or Tax Covenant Claim (if known), on or before: (i) in respect of a Management Warranty Claim that is not a Tax Warranty Claim, the date falling two (2) years from the date of this Deed; and (ii) in respect of a Tax Warranty Claim, the date falling seven (7) years from the date of this Deed, and (iii) in respect of a Tax Covenant Claim, the date falling seven (7) years from the date of this Deed.

2.2

Without prejudice to the time limit set out in paragraph 2.1 above, any Management Warranty Claim shall be deemed to be irrevocably withdrawn (if it has not been previously satisfied, settled or withdrawn) and no new Management Warranty Claim may be made in respect of the same loss giving rise to such withdrawn Management Warranty Claim unless proceedings in respect thereof have been commenced within nine (9) months of the giving of written notice of the Management Warranty Claim (or, in the case of a liability which is contingent only or is otherwise not capable of being quantified, nine (9) months after the contingent liability has become an actual liability or (as the case may be) becomes capable of being quantified) (the “Crystallisation Date”) and for this purpose such legal proceedings shall not be deemed to have commenced unless they have been both issued and served.

3.	UPPER LIMITS

3.1

Notwithstanding the terms of any warranty and indemnity insurance or any other provision of this Deed, the total aggregate liability of all Warrantors for all Management Warranty Claims and Tax Covenant Claims (including any legal, professional or other fees, costs and expenses relating thereto) shall be £1. For the avoidance of doubt, the Purchaser shall have recourse under the W&I Policy up to the maximum amount included therein.

3.2

The limitations of liability referred to in paragraph 3.1 of this Schedule 2 shall apply irrespective of whether or not the Purchaser has obtained, or will obtain, a W&I Insurance Policy, or any non-payment (of premium) under a W&I Policy, any expiry or termination of a W&I Policy for any reason whatsoever, insolvency of the insuring parties of a W&I Policy or if the W&I Policy is not otherwise effective or has not come into force.

3.3

The parties acknowledge that the Purchaser enters into the W&I Policy in order to obtain protection in the event of breaches of the Management Warranties or Tax Covenant. To the extent there is any breach of the Management Warranties or Tax Covenant, the parties agree that the Warrantors shall under no circumstances have any liability towards the Purchaser, (save as set out in paragraph 3.1 of this Schedule 2 or in respect of fraud) nor shall the Purchaser be entitled to any actions against the Warrantors (save in respect of fraud), in each case in respect of any Management Warranty Claim or Tax Covenant Claim, irrespective of whether a loss would be covered by the W&I Policy or not.

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4.	LOWER LIMITS

4.1

The Warrantors shall not be liable for any Management Warranty Claim unless the amount of such Management Warranty Claim, when taken together with the aggregate amount of all other Management Warranty Claims (excluding any Management Warranty Claims disregarded by paragraph 4.2 below), exceeds £2,375,000 (the “Lower Limit Amount”) in which event the Warrantors shall, subject to the other limitations contained in this Schedule 2, be liable for the whole amount of the Management Warranty Claim and not just for the amount by which such aggregate amount exceeds the Lower Limit Amount.

4.2

The Warrantors shall not be liable for any individual Management Warranty Claim which does not exceed £475,000 (a “De Minimis Claim”). No such De Minimis Claim shall count towards the Lower Limit Amount.

4.3

For the purpose of paragraphs 4.1 and 4.2 of this Schedule 2 there shall be excluded from any Management Warranty Claim the amount of any costs, fees, expenses and other liabilities (together with any value added Tax thereon) incurred or to be incurred by the Purchaser and/or any Group Company with any professional advisers in connection with the making of any such Management Warranty Claim.

5.	PROVISION OF INFORMATION

Upon any Management Warranty Claim being made in the event of the alleged fraud of a Warrantor, the Purchaser shall, and shall procure, where relevant, that the relevant member of the Group shall (to the extent legally permissible and reasonably practicable and subject to appropriate confidentiality protections being in place):

(a)

make available to the Warrantors and their advisers and agents all such information and assistance (including access to personnel, properties, management, records, papers, documents and data) as the Warrantors may reasonably request in relation to such a Management Warranty Claim; and

(b)

use reasonable endeavours to procure that the auditors (both past and then present) of the relevant member of the Group make available their audit working papers in respect of audits of the accounts of the relevant member of the Group for any relevant accounting period in connection with such a Management Warranty Claim, provided that: (i) nothing in this paragraph 5 shall require any person to take or omit to take any action which will or is reasonably likely to give rise to any material detriment to the business, goodwill, reputation or profits of the Purchaser, the Purchaser’s Group or the Group (ii) no information shall be made available by any person pursuant to this paragraph 5 where to do so would have the effect of waiving any applicable privilege in respect of such information; and (iii) the person providing any such information shall be entitled to redact any part of such information which is not reasonably required for such purpose or which is commercially sensitive or confidential.

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6.	DISCLOSURE

The Warrantors shall not be liable for any Management Warranty Claim to the extent that the fact, matter, event or circumstance giving rise to such claim is Disclosed in the Disclosure Documents.

7.	PROVISIONS AND RESERVES

7.1	The Warrantors shall not be liable for any Management Warranty Claim (other than a Tax Warranty Claim) to the extent that:

(a)

the payment or discharge of the relevant matter giving rise to such claim has been taken into account in the Locked Box Accounts (in which case the Warrantors shall not be liable for the amount of such payment or discharge); or

(b)

an identifiable provision or reserve has been made in the Locked Box Accounts in respect of the fact, matter, event or circumstance giving rise to such claim (in which case the Warrantors shall not be liable for the amount of such provision or reserve); or

(c)

an identifiable provision or reserve made in the Locked Box Accounts in respect of the fact, matter, event or circumstance giving rise to such claim is insufficient by reason of any change to legislation or applicable accounting standards, any increase in rates of Tax or any change in the published practice of a Tax Authority, in each case made on and/or after Completion with retrospective effect (in which case the Warrantors shall not be liable for the amount by which such provision or reserve is insufficient); or

(d)	the claim relates to a liability to Tax, the profits in respect of which were actually earned, accrued or received by the Company but were not reflected in the Locked Box Accounts; or

(e)	the Purchaser was as at the date of this Deed actually aware (within the meaning set out in clause 1.6) of the facts, matters or circumstances giving rise to such claim; or

(f)	the liability giving rise to such claim constitutes Leakage or Permitted Leakage.

8.	CHANGES ON AND/OR AFTER COMPLETION

The Warrantors shall not be liable for any Management Warranty Claim to the extent that it arises, or is increased or extended by:

8.1

any decision of any court or tribunal or the passing or coming into force of or any change in any legislation, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including the withdrawal of any extra statutory concession of a Tax Authority), or any increase in rates of Tax, in each case made on and/or after Completion with retrospective effect;

8.2

any change in the accounting reference date of any member of the Group made on and/or after Completion save where such change is required under applicable law or to conform with generally accepted policies or practices;

8.3

any change in any accounting basis, policy, practice or approach of, or applicable to, any member of the Group or any member of the Purchaser Group, or any change in the way an accounting basis is adapted for tax purposes, in each case, made on and/or after Completion save where such change is required under applicable law or to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice;

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8.4

any act, omission, transaction or arrangement carried out or effected on and/or after Completion by, or at the request or with the approval of, the Purchaser or any member of the Purchaser Group (or any of their respective directors, officers, employees or agents) otherwise than in the ordinary and usual course of trading of any member of the Group as carried on at Completion;

8.5	a breach by the Purchaser or any other member of the Purchaser’s Group of its obligations under any Transaction Document; or

8.6

any action, transaction or omission after Completion on the part of the Purchaser or a member of the Group, except that this exclusion shall not apply where any such action, transaction or omission is carried out or effected by the Purchaser, any member of the Purchaser’s Group or a member of the Group:

(a)	pursuant to a legally binding commitment entered into by a Group Company on or before Completion; or

(b)	pursuant to or as required by applicable law or regulation and/or the rules of any stock or securities exchange; and/or

(c)	at the written request of the Warrantor’s Representative after Completion.

9.	THIRD PARTY CLAIMS

If the Purchaser becomes aware of a matter which in its opinion (acting reasonably): (a) gives rise to or is likely to give rise to a claim against the Purchaser or a Group Company or any other member of the Purchaser’s Group and (b) in turn gives rise to or is likely to give rise to a Management Warranty Claim or Tax Covenant Claim (“Relevant Claim”):

(a)	the Purchaser shall as soon as reasonably practicable give written notice to the Warrantors’ Representative of the matter (including reasonable details thereof); and

(b)

the Purchaser shall as soon as reasonably practicable upon request by the Warrantors Representative, provide to the Warrantors and their advisers reasonable access to relevant information, documents and records within its power or control for the purpose of investigating the matter, provided that: (i) nothing in this paragraph 9 shall require any person to take or omit to take any action which will or is reasonably likely to give rise to any material detriment to the business, goodwill, reputation or profits of the Purchaser, the Purchaser’s Group or the Group (ii) no information shall be made available by any person pursuant to this paragraph 9 where to do so would have the effect of waiving any applicable privilege in respect of such information; and (iii) the person providing any such information shall be entitled to redact any part of such information which is not reasonably required for such purpose or which is commercially sensitive or confidential.

10.	UNASCERTAINABLE CLAIMS

The Warrantors shall not be liable for any part of a Management Warranty Claim which arises by reason of a liability which, at the time when written notice of the Management Warranty Claim is given to the Warrantors, is contingent only or is otherwise not capable of being quantified and the Warrantors shall not be liable to make any payment in respect of such part of that Management Warranty Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

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11.	MITIGATION

11.1

Nothing in this Schedule 2 shall restrict or limit the Purchaser’s general obligation at law to mitigate any loss which it may incur in consequence of a matter giving rise to a Management Warranty Claim.

11.2

The liability of the Warrantors shall not be increased solely by reason of the fact that any Management Warranty Claim in respect of one circumstance is made or is capable of being made in respect of more than one of the Management Warranties or is capable of being made both under the Management Warranties and under any other provision of this Deed.

11.3

The Warrantors shall not be liable in respect of any Management Warranty Claim if (but only to the extent that) the loss occasioned thereby has been previously recovered in full by the Purchaser (or, as the case may be, any member of the Purchaser Group).

11.4

Nothing in this paragraph 11 shall require the Purchaser to take or omit to take any action which will or is reasonably likely to give rise to any material detriment to the business, goodwill or profits of the Purchaser or the Purchaser Group.

12.	ASSIGNEES

Any third party which is entitled under the terms of this Deed to claim against the Warrantors or any of them shall be subject to the provisions of this Schedule 2 as if it was the Purchaser.

13.	CONSEQUENTIAL LOSS

The Warrantors shall not be liable under this Deed for any loss of profit, loss of goodwill or any indirect, punitive or consequential losses.

14.	DOUBLE RECOVERY

The Purchaser shall not be entitled to recover in respect of any claim under the Transaction Documents or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

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SCHEDULE 4

TAX COVENANT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

Accounts Relief	means any Relief which has been treated as an asset in the Locked Box Accounts;

Actual Taxation Liability	a payment by or liability to make any payment of Taxation whether or not such payment is primarily payable by the payer and whether or not the payer has or may have any right of reimbursement from any other person;

Claim for Tax	any notice, demand, determination, assessment, letter or other document issued, or action taken, by or on behalf of any Tax Authority (including the imposition of any withholding) from which it appears that a Taxation Liability may give rise to a Tax Covenant Claim or Tax Warranty Claim;

Deemed Taxation Liability

(a)   the Unavailability of all or any part of an Accounts Relief, in which case the amount of the Deemed Taxation Liability shall be equal to the amount of the reduction that there would have been in the value of the asset had the Unavailability been known about when the Locked Box Accounts were prepared; and

(b)   the use or set off of all or part of a Purchaser’s Relief to reduce an Actual Taxation Liability in respect of which, but for that use or set off, a valid claim could have been made under this Schedule, in which case the amount of the Deemed Taxation Liability shall be equal to the amount by which the Actual Taxation Liability is reduced by such use or set off;

Event	any transaction, act, circumstance, agreement, arrangement or event of whatever nature, including entering into this Deed and Completion;

Purchaser’s Relief	(a) any Accounts Relief; (b) any Relief arising at any time to the Purchaser or any member of the Purchaser’s Group; and

any Relief arising to a Group Company (i) which arises as a consequence of or in respect of any Event occurring on or after Completion or (ii) which arises after the Locked Box Date in the ordinary course of business of the relevant Group Company;

Relief	any loss, relief, allowance, exemption, set off, deduction or credit in computing or against income, profits, gains or Taxation and any right to a repayment of Taxation;

Taxation Liability	an Actual Taxation Liability or a Deemed Taxation Liability;

Unavailability	in relation to a Relief, means the loss, reduction, nullification, non-existence, claw-back, counteraction, denial, disallowance or cancellation of that Relief (other than through use or set-off).

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1.2

Any reference to the occurrence or existence of an Event on or before a particular date (including Completion) shall include Events which are for the purposes of any Taxation deemed to have occurred or existed or treated or regarded as having occurred on or before or existed at or before that date.

2.	COVENANT TO PAY

2.1	Subject as provided in this Schedule, the Warrantors severally agree to pay to the Purchaser from time to time an amount equal to:

(a)	any Actual Taxation Liability of any Group Company arising in respect of or in consequence of either of the following:

(i)	any Event occurring on or before Completion; or

(ii)	any profits arising, earned, accrued or received on or before Completion;

(b)

any Actual Taxation Liability which any Group Company is or becomes required to discharge by virtue of its relationship for Taxation purposes with any person (other than another Group Company) at any time before Completion and the failure of such person to discharge its liability to Taxation;

(c)	any Deemed Taxation Liability; and

(d)

any reasonable costs properly incurred and payable by the Purchaser or any Group Company in connection with or in consequence of any such tax liability as is referred to in clauses 2.1(a) -2.1(c) in relation to any successful claim under this Schedule.

3.	EXCLUSIONS

3.1	The Warrantors shall be under no liability under paragraph 2.1 of this Schedule or under the Taxation Warranties in respect of any Taxation Liability to the extent that:

(a)	provision, allowance or reserve has been made in the Locked Box Accounts in respect of such Taxation Liability; or

(b)	it has been discharged prior to the Locked Box Date (whether by payment or by utilisation of a Relief) and such discharge has been taken into account in the Locked Box Accounts; or

(c)

it arises or is increased solely as a result of a change after Completion in any accounting policy or practice of any Group Company except where such change is required in order to comply with any regulatory, financial reporting or legal requirement or generally accepted accountancy practice applicable to the relevant Group Company and in force or announced on or prior to Completion; or

(d)

it arises in respect of or by reference to or in consequence of an Event undertaken or that occurs, or profits actually arising, earned, accrued or received, (and which have been retained by the Group Company concerned at the date of this Deed or expended in the ordinary course of business between the Locked Box Date and Completion) after

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the Locked Box Date but before Completion by any Group Company in the ordinary course of its business and, for the purposes of this paragraph 3.1(d), an Event undertaken or profits arising, earned, accrued or received in the ordinary course of business of any Group Company does not include the following:

(i)

any Event which results in any Group Company becoming liable to pay a liability to Taxation that is primarily chargeable against, or properly attributable to, another person (other than any Group Company or any member of the Purchaser’s Group) by reason of the failure of such person to discharge such liability to Taxation;

(ii)	the acquisition or disposal of an asset, the supply of services, the lending of money or the hiring or licensing of tangible or intangible property other than on arm’s length terms;

(iii)	any failure to deduct and/or account for Taxation;

(iv)	any Event which is a notifiable arrangement for the purposes of Part 7 of the Finance Act 2004 (disclosure of tax avoidance schemes);

(v)	any Event which gives rise to a Taxation Liability in respect of deemed (as opposed to actual) income or profits; or

(vi)	any fine, penalty, surcharge, interest or other imposition arising as a result of a failure by any Group Company duly to pay, deduct, charge, recover and/or account for Taxation;

(e)	it arises or is increased as a result of:

(i)	any increase in the rates of Taxation coming into force after Completion; or

(ii)	the introduction of new Taxation and coming into force after Completion; or

(iii)	any change in the law, or in the generally published interpretation or extra statutory concession of any Tax Authority coming into force after Completion; or

(f)	such Taxation Liability relates to any profits arising, earned, accrued or received on or before the Locked Box Date and not taken into account in the Locked Box Accounts; or

(g)	such Taxation Liability would not have arisen but for, or has been increased by:

(i)

a failure or omission by the Purchaser or any Group Company to make any claim, election, surrender or disclaimer for Tax purposes or give any notice or consent for Tax purposes after Completion where the making or giving which was taken into account or assumed in preparing the Locked Box Accounts and the requirement to so make, give or do was either referred to in the Locked Box Accounts or notified in writing to the Purchaser at least 20 Business Days prior to the last date on which the claim, election, surrender or disclaimer may validly be made, given or done; or

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(ii)

the making (otherwise than at the written request of the Warrantors in accordance with this Schedule) of any voluntary claim, election, surrender or disclaimer for Tax purposes or the giving of any notice or consent for Tax purposes, the making or giving of which was not taken into account in computing (and so reducing) any provision for Tax which appears in the Locked Box Accounts or in eliminating any provision for Tax which would otherwise have appeared in the Locked Box Accounts

(h)	the Purchaser or any Group Company has fully recovered an amount in respect of such Taxation Liability, including under any other provision of the Deed; or

(i)	it is or arises in respect of Leakage or Permitted Leakage; or

(j)	any other provision of this Deed expressly apply to limit the liability of the Warrantors under this Schedule or in respect of the Taxation Warranties.

4.	DISPUTES

4.1

If any Claim for Tax is received by or comes to the attention of the Purchaser or any member of the Purchasers Group or a Group Company, the Purchaser shall as soon as reasonably practicable give or procure to be given to the Warrantors written notice of the Claim for Tax including sufficient detail about the subject matter of the Claim for Tax and the best estimate of the quantum of the Taxation Liability (if estimable) to allow the Warrantors to reasonably assess the same.

5.	TAX COMPUTATIONS

5.1

It is agreed that, at the cost of the Company, the Purchaser shall be responsible for the preparation and submission of all corporation and other tax notices, claims, consents, elections, returns and computations in respect of and/or relating to accounting periods of the relevant Company ending on, before or after Completion (the “Tax Filings”).

6.	DATE FOR PAYMENT

6.1

Where the Warrantors becomes liable to make any payment under this Schedule, the due date for the making of that payment shall be the later of the date falling seven Business Days after service by the Purchaser or the relevant Group Company of a notice containing a written demand in respect of the matters for which the Warrantors have a liability for a determinable amount under this Schedule, and:

(a)

where that payment relates to a liability on the part of the Purchaser or any Group Company to pay an amount of Taxation, the date that is seven Business Days prior to the date on which that amount must be paid to the Tax Authority concerned in order to avoid incurring a liability or an increased liability to interest or a charge or penalty in respect of such Taxation;

(b)

where that payment relates to a liability on the part of the Purchaser or any Group Company to pay an amount of Taxation in respect of which there is provision for payment by instalments, the date that is seven Business Days prior to each date on which an instalment of such Taxation becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid); and

Confidential

Execution Version

(c)	in any case involving:

(i)	the Unavailability of all or any part of any Relief which is a right to a repayment of Taxation, the date on which such Taxation would otherwise have been repaid;

(ii)

the Unavailability of all or any part of any other Relief within paragraphs (a) or (b) of the definition of Deemed Taxation Liability, the date that is seven Business Days after the determination of the Unavailability;

(iii)

the use or set off of all or any part of any other Relief within paragraph (c) of the definition of Deemed Taxation Liability, the date on which the Taxation saved thereby would otherwise have become due and payable to the relevant Tax Authority in order to avoid incurring a liability or an increased liability to interest or a charge or penalty in respect of such Taxation.

6.2

In any other case, including a claim in respect of costs and expenses under paragraph 2.1, the due date for making the payment shall be the date falling seven Business Days after service by the Purchaser or the relevant Group Company of a notice containing a written demand in respect of the matters for which the Warrantors have a liability for a determinable amount under this Schedule.

EXECUTED and DELIVERED by the Parties as a deed on the date first stated above.

EXECUTED AS A DEED

By:	PURCHASER

	/s/ Nicola Heffernan	Signature of Director
	Nicola Heffernan	Name of Director

/s/ Richard Anthony	Signature of Director
Richard Anthony	Name of Director

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by CRAIG DAVIES acting	)	/s/ Christopher Ling
by his attorney Christopher Ling under	)
a power of attorney dated 3 November 2021)
)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

Signed as a DEED by MICHAEL	)	/s/ Christopher Ling
PROCYSHYN acting by his attorney	)
Christopher Ling under a power	)
of attorney dated 3 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by STEPHEN	)	/s/ Christopher Ling
BOWDITCH acting by his attorney	)
Christopher Ling under a power	)
of attorney dated 4 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

Signed as a DEED by JOHN FLACK acting by	)	/s/ Christopher Ling
his attorney Christopher Ling under	)
a power of attorney dated 9 November 2021)
)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by JAMES FIREBRACE	)	/s/ Christopher Ling
acting by his attorney	)
Christopher Ling under a power	)
of attorney dated 6 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by MATTHEW PURDOM	)	/s/ Christopher Ling
acting by his attorney	)
Christopher Ling under a power	)
of attorney dated 5 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

Signed as a DEED by JONATHAN	)	/s/ Christopher Ling
WOODMANSEY acting by his attorney	)
Christopher Ling under a power of	)
attorney dated 11 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by MARGUERITE	)	/s/ Christopher Ling
GILLOUGLEY acting by her attorney	)
Christopher Ling under a power	)
of attorney dated 4 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

Signed as a DEED by MICHAEL SMITH	)	/s/ Christopher Ling
acting by his attorney	)
Christopher Ling under a power of	)
attorney dated 8 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by GEOFFREY BARNES	)	/s/ Christopher Ling
acting by his attorney	)
Christopher Ling under a power	)
of attorney dated 5 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

Signed as a DEED by NICHOLAS	)	/s/ Christopher Ling
HARRINGTON-SIMPSON acting by his	)
attorney Christopher Ling under a	)
power of attorney dated 8 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by RICHARD ULLMAN	)	/s/ Christopher Ling
acting by his attorney	)
Christopher Ling under a power of	)
attorney dated 3 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

Signed as a DEED by CHRISTOPHER LING	)
)
)
)

in the presence of:

Signature of witness	)
Name of witness	)
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by RICHARD ULLMAN	)
acting by his attorney	)
under a power of	)
attorney dated 3 November 2021)

in the presence of:

Signature of witness	)
Name of witness	)
Address of witness	)

Occupation of witness	)

Signed as a DEED by CHRISTOPHER LING	)	/s/ Christopher Ling
)
)
)

in the presence of:

Signature of witness	)	/s/ Margaret Anne Ling
Name of witness	)	Margaret Anne Ling
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]

Signed as a DEED by ANTONY CLISH acting	)	/s/ Christopher Ling
by his attorney Christopher Ling	)
under a power	)
of attorney dated 4 November 2021)

in the presence of:

Signature of witness	)	/s/ Lucinda Jane Ling
Name of witness	)	Lucinda Jane Ling
Address of witness	)

Occupation of witness	)

Signed as a DEED by JEFFREY SILLS	)	/s/ Jeffrey Sills
)
)
)

in the presence of:

Signature of witness	)	/s/ D Walker
Name of witness	)	D Walker
Address of witness	)

Occupation of witness	)

[ Signature Page to Management Warranty Deed ]